CONTACT:	FOR IMMEDIATE RELEASE
Bryan R. McKeag	December 12, 2014
Executive Vice President
Chief Financial Officer
(563) 589-1994
bmckeag@htlf.com

Heartland Financial USA, Inc. Announces
$75 Million Subordinated Notes Offering

Dubuque, Iowa, Friday, December 12, 2014 - Heartland Financial USA, Inc. (NASDAQ: HTLF) today announced the pricing of a private offering of $75 million aggregate principal amount of 5.75% Subordinated Notes due 2024 (the “Notes”), at par. The Notes were offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to institutional accredited investors in a manner exempt from registration under the Securities Act. The private offering is expected to close on December 17, 2014, subject to customary closing conditions.

The Company intends to use the net proceeds of the Notes for general corporate purposes, including but not limited to repayment of certain senior notes, payment of dividends, continued debt service and, potentially, acquisitions.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the Notes nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

About Heartland Financial USA, Inc.
Heartland Financial USA, Inc. is a $5.9 billion diversified financial services company providing banking, mortgage, wealth management, investment, insurance and consumer finance services to individuals and businesses. Heartland currently has 76 banking locations in 56 communities in Iowa, Illinois, Wisconsin, New Mexico, Arizona, Montana, Colorado, Minnesota, Kansas and Missouri and loan production offices in California, Nevada, Wyoming, Idaho, North Dakota, Oregon, Washington and Nebraska. Additional information about Heartland Financial USA, Inc. is available at www.htlf.com.

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Safe Harbor Statement
This release, and future oral and written statements of Heartland and its management, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Heartland's financial condition, results of operations, plans, objectives, future performance and business. Although these forward-looking statements are based upon the beliefs, expectations and assumptions of Heartland's management, there are a number of factors, many of which are beyond the ability of management to control or predict, that could cause actual results to differ materially from those in its forward-looking statements. These factors, which are detailed in the risk factors included in Heartland's Annual Report on Form 10-K filed with the Securities and Exchange Commission, include, among others: (i) the strength of the local and national economy; (ii) the economic impact of past and any future terrorist threats and attacks and any acts of war, (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the potential impact of acquisitions, (viii) the loss of key executives or employees; (ix) changes in consumer spending; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. All statements in this release, including forward-looking statements, speak only as of the date they are made, and Heartland undertakes no obligation to update any statement in light of new information or future events.

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